Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
March 10, 2015	301.986.1800

EAGLE BANCORP ANNOUNCES COMPLETION OF SUCCESSFUL COMMON STOCK OFFERING

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company” or “Eagle”) (NASDAQ: EGBN), the parent company of EagleBank, Bethesda, Maryland, today announced that it had completed its previously announced public offering of 2,449,479 shares of its common stock at $35.50 per share. The Company also announced that the underwriter had exercised its over-allotment option in full, resulting in the sale of an additional 367,421 shares of common stock. The offering resulted in gross proceeds of approximately $100.0 million and net proceeds of approximately $94.5 million, after underwriting discounts and estimated expenses of the offering.

Sandler O’Neill + Partners, L.P. served as the sole underwriter for the offering.

Ronald D. Paul, Chairman and Chief Executive Officer of the Company said “We are most pleased with the level of interest Eagle received from the investment community in connection with this offering. The strong demand reflects the support we have earned based on our consistent performance and growth. We appreciate the continued confidence displayed by our existing shareholders, as evidenced by their increased ownership of our stock, and we welcome many new investors to our Company.”

This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The Company has filed a shelf registration statement (including a prospectus) (File No. 333-202405) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the base prospectus in the registration statement, the prospectus supplement relating to the offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain copies of the prospectus supplement and accompanying base prospectus relating to the offering without charge by visiting the SEC’s website at www.sec.gov, or from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, or by phone at 1-866-805-4128.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland and operates through twenty-two full service branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-Looking Statements.  This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. Readers are cautioned against placing undue reliance on such forward-looking statements.  Past results are not necessarily indicative of future performance.  For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the SEC. The Company specifically disclaims any obligation to update any factor or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.